Exhibit 10.1

BEST BUY CO., INC.
LONG-TERM INCENTIVE PROGRAM AWARD AGREEMENT

Award Date: June 9, 2022

This Long-Term Incentive Program Agreement (the “Agreement”), dated the date set forth above (the “Award Date”), is between Best Buy Co., Inc., a Minnesota corporation, (“Best Buy” or the “Company”), and the individual (“you”  or the “Participant”) whose name is set forth in the Award Notification you received from the Company (the “Award Notification”).  The Award Notification is included in and made a part of this Agreement.

1.

Grant of Award.  In consideration of your service on the Board of Directors of the Company (“Board”), the Company hereby grants to you the award set forth in the Award Notification (the “Award”) subject to the terms and conditions of this Agreement and the Best Buy Co., Inc. 2020 Omnibus Incentive Plan (the “Plan”).  In the event of any conflict between this Agreement and the Plan, the Plan will govern.    By your acceptance of this Award, you acknowledge receipt of a copy of the Prospectus for the Plan and your agreement to the terms and conditions of the Plan and this Agreement.

2.	Restricted Stock Units. A “Restricted Stock Unit” is a right to receive a share of the Company’s common stock (“Share”) upon the lapse of the restrictions set forth in this Agreement.

(a)

Restrictions.  During the time you serve on the Board (the “Holding Period”),  the Restricted Stock Units are subject to the restrictions described in this Agreement and the Plan (the “Restrictions”). During the Holding Period, the Restricted Stock Units may not be assigned, transferred (other than by will or the laws of descent and distribution), pledged or hypothecated (whether by operation of law or otherwise) or otherwise conveyed or encumbered, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition contrary to the provisions this Agreement or the Plan, or the levy of any execution, attachment or similar process upon the Restricted Stock Units, shall be void and unenforceable against the Company.  The Restricted Stock Units are subject to forfeiture to Best Buy as provided in this Agreement and the Plan.

(b)

Vesting.  Except as otherwise set forth herein, so long as your service on the Board continues, the Restricted Stock Units shall vest in accordance with the vesting schedule stated in the Award Notification. If your service on the Board is terminated for any reason other than Cause, a pro rata portion (based on your length of service during the applicable vesting period) of any unvested Restricted Stock Units will vest as of such termination date.  If your service on the Board is terminated for Cause, all Restricted Stock Units, whether vested or not as of the date of termination pursuant to the vesting schedule, will be forfeited as of the date of termination.

Exhibit 10.1

(c)

Issuance of Shares; Holding Period.    Within 30 days from the end of the Holding Period, the Shares underlying the Restricted Stock Units that have vested as of the end of the Holding Period will be delivered to you.

3.

Restrictive Covenants and Remedies.  By accepting the Award, you specifically agree to the restrictive covenants contained in this Section 3 (the “Restrictive Covenants”) and you agree that the Restrictive Covenants and the remedies described herein are reasonable and necessary to protect the legitimate interests of the Company Group.

(a)

Confidentiality. In consideration of the Award, you acknowledge that the Company Group operates in a competitive environment and has a substantial interest in protecting its Confidential Information, and you agree, during your service to the Company and thereafter, to maintain the confidentiality of the Company Group’s Confidential Information and to use such Confidential Information for the exclusive benefit of the Company Group.

(b)	Non-Solicitation. During the Holding Period and for one year following the termination of your service on the Board, you shall not:

(i)	induce or attempt to induce any employee of the Company Group to leave the employ of Company Group, or in any way interfere adversely with the relationship between any such employee and Company Group;
(ii)	induce or attempt to induce any employee of Company Group to work for, render services to, provide advice to, or supply Confidential Information of Company Group to any third Person;
(iii)	employ, or otherwise pay for services rendered by, any employee of Company Group in any business enterprise with which you may be associated, connected or affiliated;
(iv)

induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of Company Group to cease doing business with Company Group, or in any way interfere with the then existing business relationship between any such customer, supplier, licensee, licensor or other business relation and Company Group; or

(v)

assist, solicit, or encourage any other Person, directly or indirectly, in carrying out any activity set forth above that would be prohibited by any of the provisions of this Agreement if such activity were carried out by you.  In particular, you will not, directly or indirectly, induce any employee of Company Group to carry out any such activity.

(c)

Partial Invalidity.  If any portion of this Section 3 is determined by an arbitrator to be unenforceable in any respect, it shall be interpreted to be valid to the maximum extent for which it reasonably may be enforced, and enforced as so interpreted, all as determined by such arbitrator in such action.  You acknowledge the uncertainty of the law in this respect and expressly stipulate that this Agreement is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

(d)	Remedy for Breach. You agree that a breach of any of the Restrictive Covenants would cause material and irreparable harm to the Company Group that would be difficult or impossible to 2

Exhibit 10.1

measure, and that monetary damages for any such harm would, therefore, be an inadequate remedy.  Accordingly, you agree that if you breach any Restrictive Covenant, the Company Group shall be entitled, in addition to and without limitation upon all other remedies the Company Group may have under this Agreement, at law or otherwise, to obtain injunctive or other appropriate equitable relief, without bond or other security, to restrain any such breach through arbitration.  You further agree that the duration of the Restrictive Covenant shall be extended by the same amount of time that you are in breach of any Restrictive Covenant.

(e)	Claw Back & Recovery.

(i)

In the event (i) you breach any of the Restrictive Covenants, (ii) you engage in conduct materially adverse to the interests of the Company, including any material violations of any Company policy, (iii) you engage in intentional misconduct that caused or contributed to the restatement of any financial statements of the Company, (iv) you materially violate the terms of any agreement to which you and a member of the Company Group is a party or (v) you engage in a criminal act, fraud, or violation of any securities laws, then notwithstanding any other provision of this Agreement to the contrary, the Company, in its sole discretion, may take one or more of the following actions with respect to your Award (and shall, in any event, take all action required by applicable law):

(A)	cause the immediate forfeiture of any of your then unvested Restricted Stock Units;

(B)	require you to immediately return to the Company any Shares issued under any Restricted Stock Units that are still under your control; and

(C)

require you to promptly pay to the Company an amount equal to the fair market value of all Shares included in your Award that are no longer under your control (as measured on the date of issuance of any Shares issued under any Restricted Stock Units).

(ii)	The Committee shall have sole discretion to determine what constitutes the conduct described in Section 3(e)(i) above.

(iii)

In addition to the Company’s rights set forth above, you agree your Award and the value of any portion of your Award no longer under your control, shall be subject to recovery or other penalties pursuant to (i) any Company clawback policy, as may be adopted or amended from time to time, or (ii) any applicable law, rule or regulation, or applicable stock exchange rule, including without limitation, the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(f)

Right of Set Off.    By accepting the Award, you agree that any member of the Company Group may set off any amount owed to you (including wages or other compensation, fringe benefits or vacation pay) against any amounts you owe under this Section 3.

4.	General Terms and Conditions.

Exhibit 10.1

(a)

Rights as a Shareholder.    You will have no rights as a shareholder with respect to any Shares issuable under the Restricted Stock Units until you have actually received such Shares in accordance with the terms of this Agreement and the Plan.  This means that you will not have the right to vote as a shareholder nor the right to receive dividend payments.  Upon issuance of Shares at vesting of the Restricted Stock Units,  you will have all of the rights of a shareholder with respect to the Shares unless Shares are forfeited or recovered under this Agreement or the Plan.

(b)

Dividend Equivalents.  Notwithstanding the foregoing, you shall accumulate a right to “dividend equivalents” on the Restricted Stock Units if cash dividends are paid on Shares having a record date on or after the Award Date and prior to the end of the Holding Period. You will be entitled to such dividend equivalents with respect to the Restricted Stock Units from the Award Date until the date such Restricted Stock Units are issued (the “Dividend Equivalent Period”), as follows:

(i)

For each Share dividend having a record date during the Dividend Equivalent Period, as of each payment date for such dividend, a dollar amount equal to the amount of the dividend that would have been paid on the number of Shares equal to the number of Restricted Stock Units held by you under this Award as of the close of business on the record date for such dividend will be converted into a number of additional notional Restricted Stock Units equal to the number of whole Shares with fractional shares rounded up to the next whole Share that could have been purchased at the closing price on the dividend payment date with such dollar amount.

(ii)

Such accrued dividend equivalents will be paid to you in Shares at such time and in accordance with Section 2, as applies, but in each such case only to the extent that the Restricted Stock Units on which such dividend equivalents were credited have become vested and payable. The Committee may, in its discretion, pay such dividend equivalents in cash in lieu of Shares.

(c)	Participant’s Acknowledgements.

(i)

Committee’s Sole Discretion.  The Committee has sole discretion to make decisions regarding your Award, and to interpret all terms of this Agreement, with the exception of the application of the Company’s Arbitration Policy. You agree that all decisions regarding and interpretations of this Agreement by the Committee are binding, conclusive, final and non-appealable.

(ii)

Taxes.    You are liable for any for any federal, state and other taxes incurred upon the lapse of a substantial risk of forfeiture (e.g., employment taxes) or upon delivery of Shares underlying the Restricted Stock Units (e.g., income taxes), and any subsequent disposition of any Shares (e.g., capital gain taxes).  You authorize the Company, or its agents, to satisfy its obligations with regard to all taxes by selling Shares of the Company on your behalf, or otherwise withholding from such Shares a number of Shares having a Fair Market Value

Exhibit 10.1

equal to the amount of all taxes required to be withheld by the Company, pursuant to the policies and processes of the Company’s stock plan administrator and broker.

(iii)

Section 409A.  Anything herein to the contrary notwithstanding, this Agreement shall be interpreted so as to comply with or satisfy an exemption from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A”). The Committee may in good faith make the minimum modifications to this Agreement as it may deem appropriate to comply with Section 409A while to the maximum extent reasonably possible maintaining the original intent and economic benefit to you and the Company Group of the applicable provision.

(A)

To the extent required by Section 409A(a)(2)(B)(i), to the extent that you are a specified employee, Shares (or cash equivalent value of Shares) underlying Restricted Stock Units that become payable to you upon your separation from service will be delayed and paid promptly after the earlier of the date that is six (6) months after the date of such separation from service or the date of your death after such separation from service. For purposes hereof, (x) any reference to your termination of service under this Agreement shall mean your separation from service, (y) the occurrence of your “separation from service” will be determined in accordance with the default provisions of Treasury Regulation Section 1.409A-1(h) and (z) whether you are a “specified employee” will be determined in accordance with the default provisions of Treasury Regulation Section 1.409A-1(i) with the “identification date” to be December 31 and the “effective date” to be the April 1 following the identification date (as such terms are used under such regulation). Notwithstanding anything in this Agreement to the contrary, your service shall not be deemed to have been terminated unless and until you have incurred a “separation from service” within the meaning of Section 409A.

(B)

For purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii), your right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment under this Agreement shall at all times be considered a separate and distinct payment.

(iv)

Consultation With Professional Tax Advisors.  You acknowledge that the grant, exercise, vesting or any payment with respect to the Award, and the sale or other taxable disposition of the Shares acquired as a result of the Award may have tax consequences under federal, state, local or international tax laws.  You further acknowledge that you are relying solely on your own professional tax and investment advisors with respect to any and all such matters (and are not relying, in any manner, on the Company or any of its employees or representatives).  You understand and agree that any and all tax consequences resulting from the Award and its grant, exercise, vesting or any payment with respect thereto, and the sale or other taxable disposition of the Shares acquired pursuant to the Plan, are solely your responsibility without any expectation or understanding that the Company or any of its employees or representatives will pay or reimburse you for such taxes.

Exhibit 10.1

(d)

Severability.  In the event that any provision in the Plan or this Agreement is held to be invalid, illegal or unenforceable or would disqualify the Plan or this Agreement under any law, the invalid, illegal or unenforceable provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or this Agreement, such provision shall be stricken as to the applicable jurisdiction or Shares, and the remainder of the Plan or this Agreement shall remain in full force and effect.

(e)

Governing Law and Dispute Resolution. Any disputes under this Agreement or the Plan must be resolved by arbitration subject to the Company’s Arbitration Policy.  The substantive laws of Minnesota, without regard to the conflict of law provisions, shall apply to all questions concerning this Agreement to the extent not prohibited by the applicable law of the State in which you primarily work and reside; however, the Arbitration Policy, its enforceability, and its implementation are governed by the Federal Arbitration Act.

5.	Definitions. Capitalized terms used but not defined in this Agreement are defined in the Plan or, if not defined therein, will have the following meanings:

(a)	“Cause” for termination of your service with the Company Group shall, solely for purposes of this Agreement, is deemed to exist if you:

(i)

are charged with, convicted of or enter a plea of guilty or nolo contendere to: (a) a felony, (b) any crime involving moral turpitude, dishonesty, breach of trust or unethical business conduct, or (c) any crime involving the business of the Company Group;

(ii)

in the performance of your duties for the Company Group or otherwise to the detriment of the Company Group, engage in: (a) dishonesty that is harmful to the Company Group, monetarily or otherwise, (b) willful or gross misconduct, (c) willful or gross neglect, (d) fraud, (e) misappropriation, (f) embezzlement, or (g) theft;

(iii)	disobey the directions of the Board, or any individual or individuals the Board authorizes to act on its or their behalf, acting within the scope of its or their authority;

(iv)	fail to comply with the policies or practices of the Company Group;

(v)	are adjudicated in any civil suit, or acknowledge in writing in any agreement or stipulation, to have committed any theft, embezzlement, fraud, or other act of dishonesty involving any other Person;

(vi)	are determined, in the sole judgment of the Board or any individual or individuals the Board authorizes to act on its or their behalf, to have engaged in a pattern of poor performance;

(vii)

are determined, in the sole judgment of the Board or any individual or individuals the Board authorizes to act on its or their behalf, to have willfully engaged in conduct that is harmful to the Company Group, monetarily or otherwise;

Exhibit 10.1

(viii)	breach any provision of this Agreement or any other agreement between you and any member of the Company Group; or

(ix)	engage in any activity intended to benefit any entity at the expense of the Company Group or intended to benefit any competitor of the Company Group.

All determinations and other decisions relating to Cause (as defined above) for termination of your service shall be within the sole discretion of the Board or any individual or individuals the Board authorizes to act on its behalf; and shall be final, conclusive and binding upon you.  In the event that there exists Cause (as defined above),  the Company may terminate this Agreement immediately, upon written notification of such termination for Cause, given to you by the Board or any individual or individuals the Board authorizes to act on its behalf.

(b)	“Company Group” means, collectively, Best Buy Co., Inc. and its subsidiaries.

(c)	“Committee” means the Compensation and Human Resources Committee of the Board of Directors of Best Buy Co., Inc.

(d)

“Confidential Information” means all “Confidential Information” as that term is defined in Best Buy’s Confidentiality Policy, and includes, without limitation, any and all information in whatever form, whether written, electronically stored, orally transmitted or memorized relating to trade secrets, customer lists, records and other information regarding customers, price lists and pricing policies, financial information, records, ledgers and information, purchase orders, agreements and related data, business development and strategic plans, products and technologies, product tests, manufacturing costs, product or service pricing, sales and marketing plans, research and development plans, personnel and employment records, files, data and policies (regardless of whether the information pertains to you or  employees of the Company Group), tax information, business and sales methods and operations, business correspondence, memoranda and other records, inventions, improvements and discoveries, processes and methods, business operations and related data formulae, computer records and related data, know-how, research and development, trademark, technology, technical information, copyrighted material, and any other confidential or proprietary data and information which you encounter during your service, all of which are held, possessed and/or owned by the Company Group and all of which are used in the operations and business of the Company Group.  Confidential Information does not include information which is or becomes generally known within the Company Group’s industry through no act or omission by you.